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                                                                   Exhibit 99.1

                        DRUG EMPORIUM AND SNYDER'S AGREE
                   TO FIXED $21,000,000 CASH ACQUISITION PRICE


         POWELL, Ohio--June 27, 2001--Drug Emporium, Inc. (OTCBB: DEMPE; the "Company" or "Drug Emporium") announced today that the Company, Snyder's Drug Stores, Inc. ("Snyder's") and the Committee of Unsecured Creditors in the Company's Chapter 11 case (the "Committee") have agreed to a modification of the previously announced Acquisition and Reorganization Agreement between Snyder's and the Company (the "Agreement"), which will fix at $21,000,000 the cash purchase price to be paid by Snyder's to acquire all of the equity of the reorganized Company. As previously agreed, upon the closing of the transaction the reorganized Company will pay off the indebtedness owing at that time to the Company's working capital lenders and will also assume certain other obligations of the Company outstanding at that time. Provisions for closing date working capital adjustments to the purchase price have been eliminated from the Agreement. The Company and the Committee have also agreed to cancel previously established auction and alternative transaction procedures relating to potential third-party bidders, and the Company has agreed that it will not support any transaction for the acquisition of the Company by any party other than Snyder's. In addition, the Company and Snyder's will enter into a transition agreement, which will allow Snyder's to commence the implementation of its business plan for the acquired operations in advance of the closing of the transaction. The Company's pending plan of reorganization will be amended as appropriate to reflect the modified terms.

         The Company, Snyder's and the Committee intend to proceed to complete the Chapter 11 process and close the Snyder's transaction as quickly as possible. In addition, the Committee is evaluating whether additional recovery may be obtained from pursuing certain claims against McKesson HBOC, Inc. relating to or arising from its supply arrangement with Drug Emporium. The Committee currently has an August 6, 2001 deadline to institute suit against McKesson with respect to such claims.

About Snyder's Drug Stores, Inc.

         Snyder's Drug Stores was founded in 1929 and is headquartered in Minnetonka, Minnesota. Snyder's owns and operates 81 corporate stores and supports over 100 independent retailers in Iowa, Illinois, Michigan, Minnesota, Montana, South Dakota, and Wisconsin under the Snyder's name through its distribution center in Eagan, Minnesota.

About Drug Emporium, Inc.

         Drug Emporium, Inc. owns and operates 77 brick-and-mortar stores under the names Drug Emporium, F&M Super Drug Stores and Vix Drug Stores. All of the brick-and-mortar stores operate full-service pharmacies and specialize in discount-priced merchandise including health and beauty aids, cosmetics and greeting cards. The company also franchises additional stores under the Drug Emporium name. Drug Emporium, Inc. is headquartered in Powell, Ohio.


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Except for historical information, the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. From time to time, the Company may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements are based on the current expectations of management and are subject to, and are qualified by, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. These risks and uncertainties include, but are not limited to the following factors among others that could affect the outcome of the Company's forward looking statements: competition as to price and selection from other drugstore chains, from supermarkets, mail order companies, membership clubs, and other internet companies and from other third party plans; the actions of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payers attempting to reduce prescription drug costs which results in downward pressure on pharmacy margins; economic conditions generally or in the Drug Emporium markets; actions which might be taken by trade or other creditors to enforce their rights and remedies; the ability to maintain sufficient liquidity in order to support operations; the ability to maintain satisfactory relationships with lenders and to remain in compliance with financial loan covenants and other requirements under current banking agreements; the ability to maintain satisfactory relationships with suppliers both in terms of procuring merchandise and in terms of maintaining adequate trade credit; federal and/or state regulatory and legislative actions, including taxes and pharmacy regulations; customer preferences and spending patterns; the ability to economically eliminate under-performing stores; the ability to implement or adjust to new technologies; the ability to attract, hire and retain key personnel; the ability to improve operating margins; the financial performance of HealthCentral.com; the ability to secure and maintain key contracts and relationships; and approvals by the Bankruptcy Court in the Company's Chapter 11 case.